UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) March 18, 2011

WATSCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Coconut Grove, Florida 33133

(Address of Principal Executive Offices, Including Zip Code)

(305) 714-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 18, 2011, Watsco, Inc. (“Watsco”) executed a definitive purchase and contribution agreement (the “Agreement”) to form a joint venture with Carrier Corporation (“Carrier”), a unit of United Technologies Corporation, to distribute Carrier, Bryant and Payne branded residential, light-commercial and applied-commercial HVAC products and related parts and supplies in the Northeast United States. The newly formed joint venture, Carrier Enterprise II, LLC, will operate 42 locations in 11 states. In the formation of the joint venture, Carrier will contribute 28 of their company-operated northeastern locations and we will contribute 14 of our northeastern locations. We have agreed to purchase a 60% interest in the joint venture for consideration of approximately $35.7 million payable in cash, subject to working capital adjustments, and by the contribution of certain locations. The transaction has been granted the customary regulatory approvals, however, it is subject to certain transition items and other closing requirements as specified in the Agreement.

Carrier and affiliates represent a key supplier to us and accounted for 52% of purchases made by us during the year ended 2010.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 2.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.1	Purchase and Contribution Agreement dated March 18, 2011 by and between Carrier Corporation and Watsco, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: March 24, 2011	By:	/s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase and Contribution Agreement dated March 18, 2011 by and between Carrier Corporation and Watsco, Inc.